Exhibit 4.19

AMENDED AND RESTATED STANDBY BANK ACCOUNT AGREEMENT

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP
as Guarantor LP

and

ROYAL BANK OF CANADA
as Cash Manager

and

BANK OF MONTREAL
as Standby Account Bank and Standby GIC Provider

and

COMPUTERSHARE TRUST COMPANY OF CANADA
as Bond Trustee

June 24, 2013

Schedule

Schedule 1 – Form of Mandate

AMENDED AND RESTATED STANDBY BANK ACCOUNT AGREEMENT

THIS STANDBY BANK ACCOUNT AGREEMENT (this “Agreement”) initially made the 25th day of October, 2007 and amended and restated on this 24th day of June, 2013.

BY AND AMONG:

(1)
RBC Covered Bond Guarantor Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, whose principal office of the Partnership is located at 155 Wellington Street, West, 14th Floor, Toronto, Ontario, Canada M5V 3K7 by its managing general partner RBC Covered Bond GP Inc. (hereinafter the “Guarantor LP”);

(2)
Royal Bank of Canada (the “Bank”), a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, as Cash Manager (hereinafter the “Cash Manager”);

(3)
Bank of Montreal, a bank named in Schedule I to the Bank Act (Canada), acting through its Toronto Branch at 100 King Street West, 1 First Canadian Place, 68th Floor, Toronto, Ontario, M5X 1A1, as Standby Account Bank (the “Standby Account Bank”) and as Standby GIC Provider (the “Standby GIC Provider”); and

(4)
Computershare Trust Company of Canada, a trust company formed under the laws of Canada, whose registered office is at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1, acting in its capacity as Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)
As part of the transactions contemplated in the Bank’s global covered bond programme (the “Programme”), the Cash Manager has agreed, pursuant to the amended and restated cash management agreement dated June 24, 2013 (the “Cash Management Agreement”) by and among the Cash Manager, the Guarantor LP and the Bond Trustee to provide cash management services in connection with the business of the Guarantor LP.

(B)
The Standby Account Bank has agreed following service of a Standby Account Bank Notice by the Guarantor LP (or the Cash Manager on its behalf) the Standby Account Bank will open and maintain the Standby Transaction Account and the Standby GIC Account as interest bearing accounts in the name of the Guarantor LP in accordance with the terms of this Agreement.

(C)
Following service of a Standby Account Bank Notice by the Guarantor LP (or the Cash Manager on its behalf) the Standby GIC Provider has agreed pursuant to the terms of the Standby GIC Agreement to pay interest on the funds standing to the credit of the Guarantor LP in the Standby GIC Account at specified rates determined in accordance with and pursuant to the terms of the Standby GIC Agreement.

(D)
The parties entered into a Standby Bank Account Agreement dated October 25, 2007 (the “Prior Standby Bank Account Agreement”) and the parties now desire to amend and restate in its entirety the terms of the Prior Standby Bank Account Agreement by entering into this Agreement, such amendment and restatement having been made in accordance with Section 17 of the Prior Standby Bank Account Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
The following terms when used in this Agreement shall have the following meanings and terms used in this Agreement and defined in the recitals hereto shall have the meanings given to such terms in such recitals:

“Bank Act” means the Bank Act (Canada);

“Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in Toronto.

“Calculation Date” means the last Business Day in Toronto, Ontario of each month;

“CMHC” means Canada Mortgage and Housing Corporation, a crown corporation;

“Covered Bond” means a covered bond in bearer, registered or definitive form issued pursuant to the Programme;

“Financial Instruments” means cheques, bills of exchange or other similar instruments, whether negotiable or non-negotiable;

“Guarantor LP Acceleration Notice” means a notice in writing from the Bond Trustee to the Bank, as issuer, and the Guarantor LP, that each Covered Bond of each Series is immediately due and repayable and that all amounts payable by the Guarantor LP in respect of its guarantee shall thereupon immediately become due and payable;

“Guarantor LP Accounts” means the Standby GIC Account and the Standby Transaction Account and such other accounts as may be maintained held by the Standby Account Bank for the Guarantor LP;

“Guide” means the Canadian Registered Covered Bond Programs Guide, prepared by CMHC and dated December 17, 2012 as the same may be amended, varied or supplemented from time to time.

“Mandate” or “Mandates” means the Standby Transaction Account Mandate and/or the Standby GIC Account Mandate and/or the mandates relating to any other Guarantor LP Accounts with the Standby Account Bank, as the case may be;

“Material Adverse Event” means an effect that is materially adverse to the ability of the Standby GIC Provider to perform its obligations under this Agreement;

“Rating Agency” means any one of S&P, Moody’s, Fitch and DBRS, to the extent that at the relevant time they provide ratings in respect of the then outstanding Covered Bonds, or their successors and “Rating Agencies” means more than one Rating Agency;

“Rating Agency Confirmation” has the meaning given to it Condition 20 (Rating Agency Confirmation) of the Trust Deed;

“Secured Creditors” means, inter alia, the Bond Trustee (in its own capacity and on behalf of the holders of the Covered Bonds), the holders of the Covered Bonds, the Standby Account Bank, the Standby GIC Provider, the Bank and any other person which becomes a secured creditor from time to time pursuant to the terms of the Security Agreement;

“Security Agreement” means the general security agreement dated October 25, 2007, and most recently amended and restated as of June 24, 2013, by and among, inter alia, the Guarantor LP and the Bond Trustee for itself and the benefit of secured creditors of the Guarantor LP, as the same may be amended, varied, supplemented, restated or extended from time to time;

“Standby Account Bank Notice” means a written notice from the Guarantor LP (or the Cash Manager on its behalf) to the Standby Account Bank stating that the appointment of the Standby Account Bank, under the Amended and Restated Standby Bank Account Agreement is to become operative and that the Standby GIC Account and the Standby Transaction Account are to be opened and held with the Standby Account Bank in the name of the Guarantor LP;

“Standby Account Bank Ratings” means the threshold ratings A-1, P-1, F1 short-term or A long-term, or R-1(middle) short term and AA(low) long-term (in respect of S&P, Moody’s, Fitch and DBRS respectively), as applicable, of the unsecured, unsubordinated and unguaranteed debt obligations or issuer default ratings, as applicable, of the Standby Account Bank by the Rating Agencies;

 “Standby GIC Account” means the account in the name of the Guarantor LP to be opened and held with the Standby Account Bank following delivery of a Standby Account Bank Notice and maintained subject to the terms of this Agreement, and subject to the security interest granted by the Guarantor LP in the Security Agreement and includes such additional or replacement account(s) as may be for the time being be put in place for the Guarantor LP with the prior consent of the Bond Trustee and designated as such;

“Standby GIC Account Mandate” means the bank account mandate between the Guarantor LP and the Standby Account Bank relating to the operation of the Standby GIC Account;

 “Standby GIC Agreement” means the standby guaranteed investment contract dated October 25, 2007, and most recently amended and restated as of June 24, 2013, by and among the Standby GIC Provider, the Cash Manager and the Bond Trustee, as the same may be amended, varied, supplemented, restated or extended from time to time;

“Standby Transaction Account” means the account in the name of the Guarantor LP to be opened and held with the Standby Account Bank following delivery of a Standby Account Bank Notice and maintained subject to the terms of this Agreement, and subject to the security interest granted by the Guarantor LP in the Security Agreement and includes such additional or replacement account(s) as may be for the time being be put in place for the Guarantor LP with the prior consent of the Bond Trustee and designated as such; and

“Standby Transaction Account Mandate” means the bank account mandate between the Guarantor LP and the Standby Account Bank relating to the operation of the Standby Transaction Account;

 “Trust Deed” means the trust deed dated October 25, 2007, and most recently amended and restated as of June 24, 2013, between, inter alia, the Bond Trustee, the Bank and the Guarantor LP entered into in respect of the Programme, as the same may be amended, varied, supplemented, restated or extended from time to time.

1.2	In this Agreement:

(a)	words denoting the singular number only shall include the plural and vice versa;

(b)	words denoting one gender only shall include the other genders;

(c)	words “including” and “includes” mean “including (or includes) without limitation”;

(d)
in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and if the last day of any such period is not a Business Day, such period will end on the next Business Day;

(e)
when calculating the period of time “within” which or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation and if the last day of any period is not a Business Day, such period will end on the next Business Day unless otherwise expressly stated;

(f)
references to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment;

(g)	references to any agreement or other document shall be deemed also to refer to such agreement or document as amended, varied, supplemented or novated from time to time;

(h)
the inclusion of a table of contents, the division into Articles, Sections, clause, paragraph and schedules and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation;

(i)
reference to a statute shall be construed as a reference to such statute as the same may have been, or may from time to time be, amended or re-enacted to the extent such amendment or re-enactment is substantially to the same effect as such statute on the date hereof;

(j)
reference to a time of day shall be construed as a reference to Toronto Time unless the context requires otherwise and a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business day provided that, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to “months” shall be construed accordingly); and

(k)
references to any person shall include references to his heirs, executors, personal administrators, successors, assigns and transferees, as applicable, and any person deriving title under or through him.

2.	STANDBY TRANSACTION ACCOUNT AND STANDBY GIC ACCOUNT

2.1	Instructions from the Cash Manager

Following delivery of a Standby Account Bank Notice and opening of the Standby Transaction Account and Standby GIC Account in accordance with Section 3.1, the Standby Account Bank shall, subject to Sections 2.4 and 5.3, comply with any direction of the Guarantor LP (or the Cash Manager on its behalf) given on a Business Day to effect a payment by debiting any one of the Standby Transaction Account or the Standby GIC Account and any additional or replacement bank accounts opened in the name of the Guarantor LP from time to time with the prior written consent of the Bond Trustee, if such direction (i) is in writing, is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given, or is given by the internet banking service provided by the Standby Account Bank, and (ii) complies with the Standby Transaction Account Mandate or the Standby GIC Account Mandate as appropriate (such direction shall constitute an irrevocable payment instruction).

2.2	Timing of Payment

The Standby Account Bank agrees that if directed pursuant to Section 2.1 to make any payment then, subject to Sections 2.4 and 5.3 below, it will effect the payment specified in such direction not later than the day specified for payment therein and for value on the day specified therein provided that, if any direction specifying that payment be made on the same day as the direction is given is received later than 12:00 p.m. on any Business Day, the Standby Account Bank shall make such payment at the commencement of business on the following Business Day for value that day.

2.3	Standby Account Bank Charges

The charges of the Standby Account Bank for the operation of each of the Guarantor LP Accounts maintained with the Standby Account Bank shall be debited to the Standby Transaction Account only on each Guarantor LP Payment Date, and the Guarantor LP by its execution hereof irrevocably agrees that this shall be done.  The charges shall be payable in accordance with the relevant Priorities of Payments at the same rates and for the same items as are generally applicable to the business customers of the Standby Account Bank provided that if there are insufficient funds standing to the credit of the Standby Transaction Account to pay such charges after payment by or on behalf of the Guarantor LP of any higher ranking obligations in the Priorities of Payment the Standby Account Bank shall not be relieved of its obligations in respect of any of the Guarantor LP Accounts. For greater certainty (i) charges that may be made by the Standby Account Bank hereunder may include any and all fees and service charges relating to the Guarantor LP Accounts and chargebacks for any cheques, drafts and other payments items dishonoured or otherwise returned to the Standby Account Bank in respect of the Guarantor LP Accounts, and (ii) payments to the Standby Account Bank rank pro rata and pari passu with payments to the asset monitor, among others in the Priorities of Payments.

2.4	No Negative Balance

Notwithstanding the provisions of Section 2.1, amounts shall only be withdrawn from any Guarantor LP Account to the extent that such withdrawal does not cause the relevant Guarantor LP Account to have a negative balance.

3.	OPENING OF ACCOUNTS AND MANDATES

3.1	Opening of Standby Transaction Account and Standby GIC Account, Signing and Delivery of Mandates

(a)
Upon delivery by the Guarantor LP (or the Cash Manager on its behalf) to the Standby Account Bank of a Standby Account Bank Notice, the Guarantor LP (or the Cash Manager on its behalf) shall include with such Standby Account Bank Notice a completed Standby GIC Account Mandate and Standby Transaction Account Mandate in the form attached hereto as Schedule 1 or such other form as the Standby Account Bank may from time to time deliver to the Guarantor LP (or the Cash Manager on its behalf) prior to delivery of a Standby Account Bank Notice, provided such additional form is acceptable to the Guarantor LP (or the Cash Manager on its behalf), acting reasonably.

(b)
Promptly upon receipt by the Standby Account Bank of a Standby Bank Account Notice from the Guarantor LP together with the completed Standby GIC Account Mandate and Standby Transaction Account Mandate, the Standby Account Bank shall confirm receipt of same to the Bond Trustee and that such mandates are operative and shall open and hold the Standby Transaction Account and the Standby GIC Account for the Guarantor LP in accordance with the terms of this Agreement.

(c)
For greater certainty, the Standby Account Bank acknowledges that such mandates and any other mandates delivered from time to time pursuant to the terms hereof shall be subject to the terms of the Security Agreement, this Agreement and the Standby GIC Agreement and to the extent of any inconsistency between the terms of such agreements and such mandates, the terms of such agreements shall govern.

3.2	Amendment or Revocation

The Standby Account Bank agrees that it shall notify the Bond Trustee as soon as is reasonably practicable and in accordance with Section 12 if it receives any amendment to or revocation of the Standby GIC Mandate or the Standby Transaction Account Mandate relating to the Guarantor LP Accounts (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor LP (or the Cash Manager on its behalf)) and shall require the prior written consent of the Bond Trustee to any such amendment or revocation (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor LP (or the Cash Manager on its behalf)) but, unless such Mandate is revoked, the Standby Account Bank may continue to comply with such Mandate (as it may from time to time be amended in accordance with the provisions of this Section 3.2) unless it receives notice in writing from the Bond Trustee to the effect that a Guarantor LP Acceleration Notice has been served on the Guarantor LP and shall, thereafter, act solely on the instructions of the Bond Trustee or such person as the Bond Trustee may designate and in accordance with the terms of those instructions as provided in Section 5.3 of this Agreement.

4.	ACKNOWLEDGEMENT BY THE STANDBY ACCOUNT BANK

4.1	Restriction on Standby Account Bank’s Rights

Notwithstanding anything to the contrary in the Mandates, the Standby Account Bank hereby:

(a)
agrees that, in its capacity as Standby Account Bank, it will not exercise any lien or, to the extent permitted by law, any set-off or transfer any sum standing to the credit of or to be credited to any of the Guarantor LP Accounts in or towards satisfaction of any liabilities owing to it by any person (including, without limitation, any liabilities owing to it by the Guarantor LP or the Bond Trustee);

(b)
without prejudice to its rights and obligations as a Secured Creditor under the Security Agreement, agrees that it will not, solely in its capacity as Standby Account Bank and Standby GIC provide, procure, or take any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement which could result in, the winding-up or liquidation of the Guarantor LP or the making of an administration order in relation to the Guarantor LP in respect of any of the liabilities of the Guarantor LP whatsoever;

(c)
agrees that it will promptly notify the Guarantor LP, the Bond Trustee and the Cash Manager if compliance with any instruction would cause the relevant Guarantor LP Account(s) to which such instruction relates to have a negative balance;

(d)
acknowledges that the Guarantor LP has, pursuant to the Security Agreement, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Guarantor LP Accounts and all of its rights under this Agreement to the Bond Trustee (for itself and on behalf of the Secured Creditors); and

(e)
agrees that upon the reasonable request of CMHC to Standby Account Bank, the Standby Account Bank shall make available to CMHC during business hours all accounts and records relating to the Standby Transaction Account and Standby GIC Account, if required by CMHC to verify that the Issuer, Guarantor LP and/or the Programme are in compliance with any requirement of the Guide and Part I.1 of the National Housing Act (Canada). Upon receipt of any such request, the Standby Account Bank shall promptly notify the Issuer and the Guarantor LP in writing of the receipt thereof and unless otherwise prohibited shall provide details of the nature of any such request.

4.2	Monthly Statement

Unless and until directed otherwise by the Bond Trustee, the Standby Account Bank shall and is hereby authorized to provide each of the Cash Manager, the Guarantor LP and the Bond Trustee with a written statement, prepared in accordance with sound business and accounting practices, in respect of each Guarantor LP Account delivered in accordance with Section 10 on a monthly basis and also as soon as reasonably practicable after receipt of a request for a statement.

5.	INDEMNITY AND GUARANTOR LP ACCELERATION NOTICE

5.1	Standby Account Bank to Comply with Cash Manager’s Instructions

Unless otherwise directed in writing by the Bond Trustee pursuant to Section 5.3, in making any transfer or payment from any Guarantor LP Account in accordance with this Agreement, the Standby Account Bank shall be entitled to act, without further inquiry, as directed by the Cash Manager pursuant to Sections 2.1 and to rely as to the amount of any such transfer or payment on the Cash Manager’s instructions in accordance with the relevant Mandate, and the Standby Account Bank shall have no liability hereunder to the Cash Manager, the Guarantor LP or the Bond Trustee for having acted on such instructions.

5.2	Guarantor LP’s Indemnity

Subject to the prior ranking obligations set out in the Priorities of Payments, the Standby Account Bank shall be indemnified to the extent of funds then standing to the credit of the Guarantor LP Accounts against any loss, cost, damage, charge or expense incurred by the Standby Account Bank in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity shall not extend to (i) the charges of the Standby Account Bank (if any) for the operation of such accounts other than as provided in Section 2.3 of this Agreement; and (ii) any loss, cost, damage, charge or expense arising from any breach by the Standby Account Bank of its obligations under this Agreement. For greater certainty payments to the Standby Account Bank rank pro rata and pari passu with payments to the asset monitor, among others in the Priorities of Payments.

5.3	Consequences of a Guarantor LP Acceleration Notice

The Standby Account Bank acknowledges that, if it receives notice in writing from the Bond Trustee to the effect that the Bond Trustee has served a Guarantor LP Acceleration Notice on the Guarantor LP all right, authority and power of the Cash Manager in respect of the each of the Guarantor LP Accounts shall be terminated and be of no further effect and the Standby Account Bank agrees that it shall, upon receipt of such notice from the Bond Trustee, comply with the directions of the Bond Trustee in relation to the operation of each of the Guarantor LP Accounts. Following receipt of such notice, the Standby Account Bank shall be entitled to act, without further inquiry, on any direction received by the Bond Trustee pursuant to this Sections 5.3 and to rely as to the amount of any such transfer or payment on the Bond Trustee’s instructions in accordance with the relevant Mandate, and the Standby Account Bank shall have no liability hereunder to the Cash Manager, the Guarantor LP or the Bond Trustee for having acted on such instructions.

6.	CHANGE OF BOND TRUSTEE OR STANDBY ACCOUNT BANK

6.1	Change of Bond Trustee

(a)
If there is any change in the identity of the Bond Trustee in accordance with the Security Agreement, the Standby Account Bank, the Cash Manager and the Guarantor LP shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and releasing the outgoing Bond Trustee from its future obligations under this Agreement.

(b)
It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Standby Account Bank, the Cash Manager or the Guarantor LP under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 16.  For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting if acting pursuant to Section 7.3 of the Security Agreement.

6.2	Change of Standby Account Bank

If the identity of the Standby Account Bank changes, the Cash Manager, the Guarantor LP and the Bond Trustee shall execute such documents and take such actions as the new Standby Account Bank and the outgoing Standby Account Bank and the Bond Trustee may require for the purpose of vesting in the new Standby Account Bank the rights and obligations of the outgoing Standby Account Bank and releasing the outgoing Standby Account Bank from its future obligations under this Agreement.

7.	TERMINATION

7.1	Termination Events

The Guarantor LP (or the Cash Manager on its behalf):

(a)
may (with the prior written consent of the Bond Trustee, provided that the Bond Trustee’s consent shall only be withheld if the Bond Trustee is of the opinion that the interest of the holders of the Covered Bonds of any one or more Series would be materially prejudiced by the termination of the Standby Account Bank) in the event that the matters specified in paragraph (i) or (vi) below occur; and

(b)
shall (with the prior written consent of the Bond Trustee, provided that the Bond Trustee’s consent shall only be withheld if the Bond Trustee considers the termination of the Standby Account Bank to be materially prejudicial to the interests of the Bondholders), and the Bond Trustee may in such circumstances, terminate this Agreement in the event that any of the matters specified in paragraphs (ii) to (v) (inclusive) below occur;

in each case by serving a written notice of termination on the Standby Account Bank, such notice to be delivered within two Business Day in the event of the occurrence specified in paragraph (ii) below (such termination to be effective three Business Days following service of such notice) directing the the Standby Account Bank to transfer all funds held in the Guarantor LP Accounts to replacement accounts under the terms of a new bank account agreement and a new guaranteed investment contract to be entered into by the parties hereto (excluding the Standby Account Bank) substantially on the same terms as this Agreement and the Standby GIC Agreement, respectively, with a financial institution whose ratings are equal to or greater than the Standby Account Bank Ratings, in any of the following circumstances:

(i)
if a deduction or withholding for or on account of any taxes is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any Guarantor LP Account;

(ii)	if the ratings of the Standby Account Bank by the Rating Agencies fall below the Standby Account Bank Ratings;

(iii)
if the Standby Account Bank, otherwise than for the purposes of such amalgamation or reconstruction as is referred to in paragraph (iv) below, ceases or, through an authorized action of the board of directors of the Standby Account Bank, threatens to cease to carry on all or substantially all of its business or the Standby Account Bank;

(iv)
if an order is made or an effective resolution is passed for the winding-up of the Standby Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation or reconstruction the terms of which have previously been approved in writing by the Guarantor LP and the Bond Trustee (such approval not to be unreasonably withheld or delayed);

(v)
if proceedings are initiated against the Standby Account Bank under any applicable liquidation, insolvency, bankruptcy, sequestration, composition, reorganisation (other than a reorganisation where the Standby Account Bank is solvent) or other similar laws (including, but not limited to, presentation of a petition for an administration order) and (except in the case of presentation of petition for an administration order) such proceedings are not, in the reasonable opinion of the Guarantor LP, being disputed in good faith with a reasonable prospect of success or an administration order is granted or an administrative receiver or other receiver, liquidator, trustee in sequestration or other similar official is appointed in relation to the Standby Account Bank or in relation to the whole or any substantial part of the undertaking or assets of the Standby Account Bank, or an encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Standby Account Bank, or a distress, execution or diligence or other process is levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Standby Account Bank and such possession or process (as the case may be) is not discharged or otherwise ceases to apply within 30 days of its commencement, or the Standby Account Bank initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, bankruptcy, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of its creditors generally; or

(vi)
if the Standby Account Bank breaches its obligations under this Agreement (including the representations, warranties and covenants contained in Section 8.1), the Guaranteed Investment Contract, or the Security Agreement.

7.2	Notification of Termination Event

Each of the Guarantor LP, and the Standby Account Bank in its capacity as Cash Manager and Standby Account Bank undertakes and agrees to notify the Bond Trustee in accordance with Section 12 promptly upon becoming aware thereof of any event which would or could entitle the Bond Trustee to serve a notice of termination pursuant to Section 7.1.

7.3	Automatic Termination

This Agreement shall automatically terminate (if not terminated earlier pursuant to this Article 7) on the date falling 90 days after the termination of the Guarantor LP Agreement, provided all amounts payable under Section 2.3 and Section 5.2 have been paid in accordance with the terms of this Agreement.

7.4	Termination by Standby Account Bank

The Standby Account Bank may terminate this Agreement and cease to operate the Guarantor LP Accounts at any time on giving not less than three months’ prior written notice thereof ending on any Business Day which does not fall on a Guarantor LP Payment Date or less than 10 Business Days before a Guarantor LP Payment Date to each of the other parties hereto provided that such termination shall not take effect (i) until a replacement Standby Account Bank with ratings by the Rating Agencies equal to or greater than the Standby Account Bank Ratings has entered into an agreement in form and substance similar to this Agreement; and (ii) Rating Agency Confirmation has been obtained in respect thereof. For greater certainty, the Standby Account Bank shall not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Standby Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Standby Account Bank Representations, Warranties and Covenants

The Standby Account Bank represents, warrants and covenants to the Guarantor LP and the Bond Trustee at the date hereof, on each date on which an amount is credited to any Guarantor LP Account held with the Standby Account Bank and on each Guarantor LP Payment Date, that:

(a)
it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;

(b)
the execution, delivery and performance by the Standby Account Bank of this Agreement are within the Standby Account Bank’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Standby Account Bank, (2) any law, rule or regulation applicable to the Standby Account Bank, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Standby Account Bank or its property;

(c)	it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

(d)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities under this Agreement;

(e)           if regulated, it is in regulatory good standing;

(f)	it is in material compliance with its internal policies and procedures (including risk management policies), if any, relevant to the execution, delivery and performance of this Agreement;

(g)	it is in material compliance with all applicable laws, regulations and rules relevant to the execution, delivery and performance of this Agreement;

(h)	it meets or exceeds the minimum standards, if any, prescribed by the Rating Agencies, and meets or exceeds the Standby Account Bank Ratings; and

(i)	it shall comply with, and perform its obligations under, the provisions of the Guide, this Agreement and the Standby GIC Agreement, in each case applicable to it.

8.2	Notification and Survival

The Standby Account Bank undertakes to notify the Guarantor LP and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained Section 8.1 ceases to be true.  The warranties set out in Section 8.1 shall survive the signing and delivery of this Agreement.

9.	NON-PETITION

Each of the parties hereto agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Corporation shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such securities shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

10.	FURTHER ASSURANCE

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

11.	CONFIDENTIALITY

None of the parties hereto shall during the term of this Agreement or after its termination disclose to any person whatsoever (except as provided herein or in the Standby Guaranteed Investment Contract or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required to comply with the Guide, or required by law or any applicable stock exchange requirement or any governmental, regulatory or other taxation authority, or ordered to do so by a court of competent jurisdiction) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the course of its duties hereunder have become possessed and each of the parties hereto shall use all reasonable endeavours to prevent any such disclosure.

12.	NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)	in the case of the Bank as Standby Account Bank, Cash Manager or Standby GIC Provider to:

Royal Bank of Canada
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

(b)	in the case of the Guarantor LP to:

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street West, 14th Floor
Toronto, Ontario
Canada M5V 3K7

Attention: Senior Manager, Securitization
Facsimile number: (416) 974-1368

(c)	in the case of the Standby GIC Provider or the Standby Account Bank, to:

Global Treasury Management
BMO – Capital Markets
First Canadian Place, 22nd Floor
100 King Street West
Toronto, Ontario M5X 1A1

Attention: Documentation Team Lead
Facsimile number: (416) 867-4172;

(d)	in the case of the Bond Trustee to:

Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario
Canada M5J 2Y1

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission. Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

13.	INTEREST

13.1
In respect of each period from (and including) the first day of each month (or, in respect of the first such period, the first applicable day) to (but excluding) the last day of each month, the Standby Account Bank shall pay, on the 10th Business Day after month end, interest in arrears on any cleared credit balances on the Standby Transaction Account and any other accounts opened by the Guarantor LP with the Standby Account Bank other than the Standby GIC Account at the same rates as are generally applicable to accounts of the same type held by business customers of the Standby Account Bank.

13.2	Notwithstanding Section 13.1 above, interest shall be paid on the Standby GIC Account in accordance with the terms of the Guaranteed Investment Contract.

14.	PAYMENTS AND WITHHOLDING

The parties agree that payments required to be made hereunder shall be made in accordance with Section 2 and that all payments by the Standby Account Bank under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Standby Account Bank shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

(c)	furnish to the Guarantor LP or the Bond Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii)
if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)
account to the Guarantor LP in full by credit to the Standby GIC Account for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Standby Account Bank has made pursuant to this Section 14 and which is subsequently received by the Standby Account Bank.

15.	ENTIRE AGREEMENT

This Agreement, the schedules hereto and the Security Agreement together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.

16.	ASSIGNMENT

(a)
Subject as provided in or contemplated by Sections 4.1(d) and 6.1(a) herein, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder, and the Standby Account Bank may not act through any other branch other than the branch specified in the preamble hereto, without the prior written consent of the other party hereto and Rating Agency Confirmation having been obtained by the Guarantor LP (or the Cash Manager on its behalf) in respect of any such assignment or transfer.

(b)
Notwithstanding the provisions of paragraph (a) above, the parties hereto acknowledge that the Guarantor LP may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement and confirm that no Rating Agency Confirmation shall be required in respect thereof.

17.	VARIATION, AMENDMENTS AND WAIVER

(a)
Any amendment, modification or variation to or waiver of rights under this Agreement requires the prior written consent of the Standby Account Bank and subject to Section 7.3 of the Security Agreement, any amendment, modification or variation to this Agreement or waiver of rights under this Agreement will also require the prior written consent of each other party to this Agreement.

(b)
Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor LP to be a material amendment, variation or waiver, shall be subject to Rating Agency Confirmation. The Guarantor LP (or the Cash Manager on its behalf) shall or shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers for which Rating Agency Confirmation is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

(c)
For greater certainty, this Agreement may only be amended, varied or the rights hereunder waived by written agreement between the parties hereto and any failure or delay by a party hereto in enforcing, or insisting upon strict performance of, any provision of this Agreement will not be considered to be a waiver, amendment or variation of such provision or in any way affect the validity or enforceability of this Agreement.

18.	EXCLUSION OF THIRD PARTY RIGHTS

Except as otherwise expressly provided in this Agreement, the parties hereto intend that this Agreement will not benefit, or create any right or cause of action on behalf of, any Person other than a party hereto and that no Person, other than a party hereto, will be entitled to rely on the provisions of this Agreement in any proceeding.

19.	SCOPE OF DUTY

The Standby Account Bank undertakes to perform only such duties as are expressly set forth in this Agreement and to deal with the Guarantor LP Accounts with the degree of skill and care that the Standby Account Bank accords to all accounts and funds maintained and held by it on behalf of its customers.  Notwithstanding any other provision of this Agreement, the parties agree that the Standby Account Bank shall not be liable for any action taken by it or any of its directors, officers or employees in accordance with this Agreement except for its or their own gross negligence or willful misconduct.  In no event shall the Standby Account Bank be liable for (i) losses or delays resulting from force majeure, computer malfunctions, interruption of communication facilities or other causes beyond the Standby Account Bank's control or for indirect or consequential damages, or (ii) any loss due to any altered, forged, fraudulent or unauthorized Financial Instruments.

20.	WAIVER OF FORMALITIES

The Guarantor LP hereby waives in favour of the Standby Account Bank certain statutory or other customary formalities of the Bills of Exchange Act (Canada) which include, for greater certainty, formalities relating specifically to presentment, protest, noting and notice, with respect to all Financial Instruments prepared, signed or endorsed and delivered to the Standby Account Bank hereunder; and the Standby Account Bank shall no, in any circumstances, be liable for failure or omission to carry out any such formalities in connection with any Financial Instrument.

21.	COUNTERPARTS

This Agreement may be signed (manually or by facsimile) and delivered in one or more counterparty, all of which, taken together, shall constitute one and the same document.

22.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles. Each of the parties hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario.

23.	AMENDMENT AND RESTATEMENT

This Agreement amends and restates the Prior Standby Bank Account Agreement with effect as of the date of this Agreement. The parties confirm that all prior actions made by them pursuant to the Prior Standby Bank Account Agreement are effective as if made under this Agreement. Each reference herein or in the Prior Standby Bank Account Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, “hereby” or words of like import shall mean and be a reference to the Prior Standby Bank Account Agreement as amended hereby, and each reference to the Prior Standby Bank Account Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Prior Standby Bank Account Agreement shall mean and be a reference to the Prior Standby Bank Account Agreement as amended and restated hereby.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.

ROYAL BANK OF CANADA

Per:	/s/ David Power
Name: David Power
Title: President

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer

Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner RBC COVERED BOND GP INC.

Per:	/s/ David Power
Name: David Power
Title: President

BANK OF MONTREAL

Per:	/s/ Heidi Card
Name: Heidi Card
Title: Head of Client Services
Per:
Name:
Title:

SCHEDULE 1

FORM OF MANDATE

In the form attached